Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521
November 9, 2010
Cousins Properties Incorporated
191 Peachtree Street
Suite 3600
Atlanta, Georgia 30303
     Re: Certain Federal Income Tax Considerations
Ladies and Gentlemen:
     We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the issuance by the Company of up to 1,800,000 shares of the Company’s common stock (the “Shares”), par value $1.00 per share (the “Common Stock”), to be issued in connection with a dividend (the “Dividend”) declared by the Board of Directors of the Company to holders of record of the Common Stock as of the close of business on November 1, 2010 and expected to be paid on December 17, 2010 substantially on the terms and in the manner described in the Prospectus Supplement dated as of November 9, 2010 (the “Prospectus Supplement”). The issuance of the Shares is being registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-3 (No. 333-165498) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2010, which relates to the offering from time to time of certain securities described in the Registration Statement, including the Shares, and includes the Prospectus dated April 13, 2010 (the “Base Prospectus,” and such Base Prospectus, together with the Prospectus Supplement, the “Prospectus”). In connection with the preparation of the Prospectus, the Company has requested our opinion with respect to the discussion included in the Prospectus under the heading “Certain Federal Income Tax Considerations.”
     In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact

Cousins Properties Incorporated
November 9, 2010

material to this opinion, we have relied upon statements and representations of representatives of the Company.
     Based upon the foregoing and subject to the other limitations and qualifications set forth herein, we are of the opinion that, although the discussion set forth in the Prospectus under the heading “Certain Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the acquisition, ownership and disposition of the Shares, the discussion, although general in nature, constitutes, in all material respects, a fair and accurate summary under current law of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the Shares, subject to the qualifications set forth therein. The United States federal income tax consequences of an investment in the Shares by an investor will depend on that investor’s particular situation, and we express no opinion as to the completeness of the discussion set forth in “Certain Federal Income Tax Considerations” as applied to any particular holder.
     Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. In particular, we express no opinion on the Company’s qualification as a REIT under the Internal Revenue Code of 1986, as amended, the qualification of any entities in which the Company has invested as partnerships for federal income tax purposes, or any other tax consequences that may apply to the Company or to an investment in the Shares.
     The opinion expressed herein is based upon the current provisions of the Internal Revenue Code of 1986, as amended, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the accuracy of the opinion rendered herein, the statements in the Prospectus, and the tax consequences to the Company and the investors in its securities. In addition, as noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an Exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about November 9,

Cousins Properties Incorporated
November 9, 2010

2010, which will be incorporated by reference in the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement related to the Shares.
Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP